Filed Pursuant to Rule 433
Registration No. 333-134206
July 31, 2006
PRICING TERM SHEETS
6.250% Notes due 2016

Issuer:	Arizona Public Service Company

Security:	6.250% Notes due 2016

Size:	$250,000,000

Maturity Date:	August 1, 2016

Coupon:	6.250%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2007

Price to Public:	99.458%

Spread to Benchmark Treasury:	+133 bp

Benchmark Treasury:	5.125% due May 15, 2016

Benchmark Treasury Yield:	4.994%

Make-Whole Call:	T+25 bp

Expected Settlement Date:	August 3, 2006

CUSIP:	040555 CJ 1

Anticipated Ratings:	Baa2 (Outlook Negative) by Moody’s Investors Service, Inc.
BBB- (Outlook Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets, a division of McDonald Investments, Inc.
Lehman Brothers Inc.
Wells Fargo Securities, LLC
6.875% Notes due 2036

Issuer:	Arizona Public Service Company

Security:	6.875% Notes due 2036

Size:	$150,000,000

Maturity Date:	August 1, 2036

Coupon:	6.875%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2007

Price to Public:	99.849%

Spread to Benchmark Treasury:	+175 bp

Benchmark Treasury:	5.375% due February 15, 2031

Benchmark Treasury Yield:	5.137%

Make-Whole Call:	T+30 bp

Expected Settlement Date:	August 3, 2006

CUSIP:	040555 CK 8

Anticipated Ratings:	Baa2 (Outlook Negative) by Moody’s Investors Service, Inc.
BBB- (Outlook Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
KeyBanc Capital Markets, a division of McDonald Investments, Inc.
Lehman Brothers Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at (212) 834-4533.